Exhibit 99.1

Worldwide Headquarters	Barbara Doyle
1200 Willow Lake Boulevard	Investor Relations contact
St. Paul, Minnesota 55110-5101	651-236-5023

NEWS	March 23, 2022

H.B. Fuller Reports First Quarter Fiscal 2022 Results

Earnings per share (EPS) of $0.69; Adjusted EPS of $0.80 up 21% year-over-year

Adjusted EBITBA of $113M, up 12% year-over-over

Organic revenue growth of 21% driven by strong volume growth and pricing gains

Company raises its full year guidance

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) today reported financial results for its first quarter ended Feb. 26, 2022.

Items of Note for First Quarter 2022

■	Significant revenue and earnings growth versus the first quarter of fiscal 2021 was driven by outstanding operational execution, strong volume growth and pricing gains.
■	Net revenue increased 18% versus last year. Organic revenue increased 21%, with strong double-digit organic revenue growth in all three Global Business Units (GBUs).
■	Strong volume growth, pricing gains and cost efficiencies resulted in net income of $38 million; adjusted EBITDA of $113 million increased 12% year over year.
■	Earnings per diluted share (EPS) were $0.69; adjusted EPS of $0.80 increased 21% versus the prior year quarter.
■	Closed the Apollo and Fourny acquisitions which significantly expand our Construction Adhesives footprint in Europe.

Summary of First Quarter 2022 Results

Net revenue of $857 million increased 18% compared with the first quarter of 2021. Foreign currency exchange rates unfavorably impacted revenue by 3.7%. Acquisitions favorably impacted revenue by 0.9%. Organic revenue increased 20.8% versus last year with 6.1% from volume growth and 14.7% from pricing. All three GBUs delivered mid-teens percentage or higher organic revenue growth compared with the prior year.

Gross profit was $213 million. Adjusted gross profit of $214 million increased 10% versus the same period last year. Gross profit margin and adjusted gross profit margin declined year over year as higher sales volume and pricing gains were offset by elevated raw material and freight costs. Selling, General and Administrative (SG&A) expense was $156 million. SG&A and adjusted SG&A improved as a percent of revenue compared with the first quarter last year resulting from strong volume leverage and general expense controls. Adjusted SG&A as a percent of revenue improved by 210 basis points versus with last year.

As a result of these factors, net income attributable to H.B. Fuller in the quarter was $38 million, or $0.69 per diluted share. Adjusted net income attributable to H.B. Fuller of $44 million and adjusted EPS of $0.80 were up 26% and 21%, respectively, versus the same period last year. Adjusted EBITDA of $113 million increased 12% compared with the prior year.

“H.B. Fuller had a strong start to fiscal 2022, with 21% growth in organic revenues and adjusted EPS. We also delivered adjusted EBITDA growth of 12% which exceeded our guidance for the quarter,” said Jim Owens, H.B. Fuller president and chief executive officer. “Our momentum was driven by volume growth and strong pricing performance in all three of our global business units. Our remarkable first-quarter results are a direct result of executing our multi-year strategy to strengthen our operational agility and grow our portfolio of highly specialized solutions to solve customers’ toughest adhesion problems.

Owens continued, “The unexpected and tragic events in Ukraine have all of us focused on the safety of people in the region. From an H.B. Fuller business perspective, Russia and Ukraine make up less than one percent of our annual revenue, however, these events have dramatically increased the level of supply chain uncertainty and accelerated inflationary pressures in an already fragile environment. We have moved quickly to take additional actions to secure global supply and to strategically price our products aligned with the value we deliver. H.B. Fuller’s solutions are critical for our customers to meet high demand for durable goods, electronics, packaged products, transportation, solar panels, hygiene and medical products, building construction and maintenance, and we remain confident in our ability to deliver strong results in this turbulent environment. We have increased our outlook for fiscal 2022 to reflect the contributions from our recent acquisitions of Apollo and Fourny and our strong performance in the first quarter. As we continue to execute our strategy, we are well-positioned to drive sustainable shareholder value in 2022 and in the years ahead.”

Key Balance Sheet and Cash Flow Items

At the end of the first quarter of fiscal 2022, the company had cash on hand of $63 million and total debt equal to $1,914 million. This compares to cash and debt levels of $81 million and $1,758 million, respectively, in the same period last year. As expected, cash flow from operations declined compared with the prior year driven by working capital due to increased sales, significantly higher raw material costs and extended lead times. Capital expenditures of $49 million increased year over year primarily due to timing of projects.

Fiscal 2022 Outlook

H.B. Fuller has updated its outlook for fiscal year 2022 based on current market conditions and to include the impact from the Apollo and Fourny acquisitions which were completed in January 2022. The company’s outlook is based on the following planning assumptions:

■

Raw material and delivery costs are expected to continue to rise as the year progresses primarily driven by increasing industrial demand and supply constraints of U.S. petrochemicals. The company is now anticipating an increase of approximately 12% to 15% in the cost of raw materials in the first half of 2022 versus the fourth quarter 2021 exit rate. H.B. Fuller implemented annualized price adjustments of approximately $130 million in the first quarter of this year and is planning an additional $175 million of increases in the second quarter. When combined with annualized price increases of approximately $450 million executed in fiscal 2021, the company’s total pricing actions are anticipated to more than offset raw material and delivery cost increases. The company is prepared to implement further increases as necessary.

■

Based on current conditions and planned pricing actions, the company now anticipates year-on-year organic revenue growth of 15% to 20%, compared to its prior guidance provided in January for 10% to 15% organic growth. Foreign currency exchange rates are anticipated to have an unfavorable impact of 3% to 4% on full year net revenue growth versus fiscal 2021. The Apollo and Fourny acquisitions are expected to contribute approximately $60 million of revenue in 2022.

■

We now anticipate full year adjusted EBITDA in the range of $530 to $550 million, compared with the prior guidance of $515 to $535 million, reflecting the impact of acquisitions as well as the strong performance in the first quarter.

■	Including the impact from the acquisitions, we now expect full year net interest expense of $75 to $80 million, and depreciation and amortization of approximately $150 million.
■	Working capital as a percentage of revenue is expected to decline to below 16% by fiscal 2022 year-end resulting in more normalized levels of cash flow generation for the remainder of the year.
■

Total capital investments for the year are expected to increase to a range of $105 to $115 million, and net debt to EBITDA is anticipated to be between 3.0x and 3.3x at year-end 2022, inclusive of the impact of the recently announced acquisitions.

■	Based on these factors, management anticipates adjusted EPS of $4.10 to $4.35, compared to its prior guidance of $4.00 to $4.25.

Conference Call

The company will hold a conference call on March 24, 2022, at 9:30 a.m. CT (10:30 a.m. ET) to discuss its results. Interested parties may listen to the conference call on a live webcast. The webcast, along with a supplemental presentation, may be accessed from the company’s website at https://investors.hbfuller.com. Participants should access the webcast 10 minutes prior to the start of the call to install and test any necessary software and audio connections. A telephone replay of the conference call will be available from 12:30pm CT on March 23, 2022 through 10:59pm CT on March 31, 2022. To access the telephone replay dial (800) 585-8367 or (416) 621-4642, and enter Conference ID: 5892118.

Regulation G

The information presented in this earnings release regarding consolidated and segment organic revenue growth, operating income, adjusted gross profit, adjusted gross profit margin, adjusted selling, general and administrative expense, adjusted income before income taxes and income from equity investments, adjusted income taxes, adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) does not conform to U.S. generally accepted accounting principles (U.S. GAAP) and should not be construed as an alternative to the reported results determined in accordance with U.S. GAAP. Management has included this non-GAAP information to assist in understanding the operating performance of the company and its operating segments as well as the comparability of results to the results of other companies. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported U.S. GAAP results in the “Regulation G Reconciliation” tables in this press release with the exception of our forward-looking non-GAAP measures contained above in our Fiscal 2022 Guidance, which the company cannot reconcile to forward-looking GAAP results without unreasonable effort.

About H.B. Fuller

Since 1887, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. With fiscal 2021 net revenue of $3.3 billion, H.B. Fuller’s commitment to innovation and sustainable adhesive solutions brings together people, products and processes that answer and solve some of the world's biggest challenges. Our reliable, responsive service creates lasting, rewarding connections with customers in electronics, disposable hygiene, medical, transportation, aerospace, clean energy, packaging, construction, woodworking, general industries and other consumer businesses. And, our promise to our people connects them with opportunities to innovate and thrive. For more information, visit us at https://www.hbfuller.com/.

Safe Harbor for Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” "target," “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases. These statements are subject to various risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the consequences of the COVID-19 outbreak and other pandemics on our operations and financial results; the impact on the supply chain, raw material costs and pricing of our products due to the Russia-Ukraine war; the impact on our margins and product demand due to inflationary pressures; the substantial amount of debt we have incurred to finance our acquisition of Royal, our ability to repay or refinance our debt or to incur additional debt in the future, our need for a significant amount of cash to service and repay the debt and to pay dividends on our common stock, the effect of debt covenants that limit the discretion of management in operating the business or in paying dividends; our ability to pay dividends and to pursue growth opportunities if we continue to pay dividends according to the current dividend policy; our ability to achieve expected synergies, cost savings and operating efficiencies from our restructuring initiatives and operational improvement projects within the expected time frames or at all; our ability to effectively implement Project ONE; uncertain political and economic conditions; fluctuations in product demand; competing products and pricing; our geographic and product mix; availability and price of raw materials; disruptions to our relationships with our major customers and suppliers; failures in our information technology systems; regulatory compliance across our global footprint; trade policies and economic sanctions impacting our markets; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and investigations, including for product liability and environmental matters; impairment charges on our goodwill or long-lived assets; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Many of the foregoing risks and uncertainties are, and will be, exacerbated by COVID-19 and the Russia-Ukraine war and the resulting deterioration of the global business and economic environment.

Additional information about these various risks and uncertainties can be found in the “Risk Factors” section of our Form 10-K filings, and any updates to the risk factors in our Form 10-Q and 8-K filings with the SEC, but there may be other risks and uncertainties that we are unable to identify at this time or that we do not currently expect to have a material impact on the business. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements, except as required by law.

H.B. FULLER COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL INFORMATION
In thousands, except per share amounts (unaudited)

	Three Months Ended	Percent of	Three Months Ended	Percent of
	February 26, 2022	Net Revenue	February 27, 2021	Net Revenue
Net revenue	$856,482	100.0%	$725,904	100.0%
Cost of sales	(643,589)	(75.1)%	(533,540)	(73.5)%
Gross profit	212,893	24.9%	192,364	26.5%

Selling, general and administrative expenses	(155,894)	(18.2)%	(144,014)	(19.8)%
Other income, net	6,142	0.7%	7,869	1.1%
Interest expense	(18,196)	(2.1)%	(20,361)	(2.8)%
Interest income	1,940	0.2%	2,659	0.4%
Income before income taxes and income from equity method investments	46,885	5.5%	38,517	5.3%

Income taxes	(10,148)	(1.2)%	(10,607)	(1.5)%

Income from equity method investments	1,583	0.2%	1,896	0.3%
Net income including non-controlling interest	38,320	4.5%	29,806	4.1%

Net income attributable to non-controlling interest	(14)	(0.0)%	(15)	(0.0)%
Net income attributable to H.B. Fuller	$38,306	4.5%	$29,791	4.1%

Basic income per common share attributable to H.B. Fuller	$0.72		$0.57
Diluted income per common share attributable to H.B. Fuller	$0.69		$0.56

Weighted-average common shares outstanding:
Basic	53,353		52,492
Diluted	55,395		53,339

Dividends declared per common share	$0.168		$0.163

H.B. FULLER COMPANY AND SUBSIDIARIES
REGULATION G RECONCILIATION
In thousands, except per share amounts (unaudited)

	Three Months Ended
	February 26,	February 27,
	2022	2021

Net income attributable to H.B. Fuller	$38,306	$29,791

Adjustments:
Acquisition project costs[1]	5,857	73
Organizational realignment[2]	1,629	3,635
Royal restructuring and integration[3]	398	1,282
Project One	3,204	2,205
Other[4]	1,166	45
Discrete tax items[5]	(2,901)	42
Income tax effect on adjustments[6]	(3,510)	(2,018)
Adjusted net income attributable to H.B. Fuller[7]	44,149	35,055

Add:
Interest expense	18,210	20,392
Interest income	(1,951)	(2,659)
Adjusted Income taxes	16,559	12,583
Depreciation and Amortization expense[8]	35,797	35,502
Adjusted EBITDA[7]	112,764	100,873

Diluted Shares	55,395	53,339
Adjusted diluted income per common share attributable to H.B. Fuller[7]	$0.80	$0.66
Revenue	$856,482	$725,904
Adjusted EBITDA margin[7]	13.2%	13.9%

[1] Acquisition project costs include costs related to integrating and accounting for acquisitions.

[2] Organizational realignment includes costs incurred as a direct result of the organizational realignment program, including compensation for employees supporting the program, consulting expense and operational inefficiencies related to the closure of production facilities and consolidation of business activities.

[3] Royal restructuring and integration includes costs incurred as a direct result of the Royal restructuring and integration program including compensation for employees supporting the program, consulting expense and operational inefficiencies related to the closure of production facilities and consolidation of business activities.

[4] Other includes costs incurred for COVID-19 testing, vaccinations, personal protective equipment and exceptional medical claims, and non-cash gains and losses related to legal entity consolidations.
[5] Discrete tax items include impacts of legal entity mergers offset by various foreign tax matters.

[6] The income tax effect on adjustments represents the difference between income taxes on net income before income taxes and income from equity method investments reported in accordance with U.S. GAAP and adjusted net income before income taxes and income from equity method investments.

[7] Adjusted net income attributable to H.B. Fuller, adjusted diluted income per common share attributable to H.B. Fuller, adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. Adjusted net income attributable to H.B. Fuller is defined as net income before the specific adjustments shown above. Adjusted diluted income per common share is defined as adjusted net income attributable to H.B. Fuller divided by the number of diluted common shares. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation, amortization and the specific adjustments shown above. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net revenue. The table above provides a reconciliation of adjusted net income attributable to H.B. Fuller, adjusted diluted income per common share attributable to H.B. Fuller, adjusted EBITDA and adjusted EBITDA margin to net income attributable to H.B. Fuller, the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.

[8] Depreciation and amortization expense added back for EBITDA is adjusted for amounts already included in adjusted net income attributable to H.B. Fuller totaling ($158) and ($227) for the three months ended February 26, 2022 and February 27, 2021, respectively.

H.B. FULLER COMPANY AND SUBSIDIARIES
SEGMENT FINANCIAL INFORMATION
In thousands (unaudited)

	Three Months Ended
	February 26,	February 27,
	2022	2021
Net Revenue:
Hygiene, Health and Consumable Adhesives	$389,538	$335,669
Engineering Adhesives	353,977	312,663
Construction Adhesives	112,967	77,572
Corporate unallocated	-	-
Total H.B. Fuller	$856,482	$725,904

Segment Operating Income (Loss):
Hygiene, Health and Consumable Adhesives	$32,213	$29,912
Engineering Adhesives	32,572	30,417
Construction Adhesives	4,356	(4,703)
Corporate unallocated	(12,142)	(7,276)
Total H.B. Fuller	$56,999	$48,350

Adjusted EBITDA[7]
Hygiene, Health and Consumable Adhesives	$46,598	$44,606
Engineering Adhesives	49,879	48,168
Construction Adhesives	15,877	6,286
Corporate unallocated	410	1,813
Total H.B. Fuller	$112,764	$100,873

Adjusted EBITDA Margin[7]
Hygiene, Health and Consumable Adhesives	12.0%	13.3%
Engineering Adhesives	14.1%	15.4%
Construction Adhesives	14.1%	8.1%
Corporate unallocated	NMP	NMP
Total H.B. Fuller	13.2%	13.9%

NMP = non-meaningful percentage

H.B. FULLER COMPANY AND SUBSIDIARIES
REGULATION G RECONCILIATION
In thousands, except per share amounts (unaudited)

	Three Months Ended
	February 26,	February 27,
	2022	2021
Income before income taxes and income from equity method investments	$46,885	$38,517

Adjustments:
Acquisition project costs[1]	5,857	73
Organizational realignment[2]	1,629	3,635
Royal restructuring and integration[3]	398	1,282
Project One	3,204	2,205
Other[4]	1,166	45
Adjusted income before income taxes and income from equity method investments[9]	$59,139	$45,757

[9] Adjusted income before income taxes and income from equity investments is a non-GAAP financial measure. Adjusted income before income taxes and income from equity investments is defined as income before income taxes and income from equity investments before the specific adjustments shown above. The table above provides a reconciliation of adjusted income before income taxes and income from equity investments to income before income taxes and income from equity investments, the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.

H.B. FULLER COMPANY AND SUBSIDIARIES
REGULATION G RECONCILIATION
In thousands, except per share amounts (unaudited)

	Three Months Ended
	February 26,	February 27,
	2022	2021
Income Taxes	$(10,148)	$(10,607)

Adjustments:
Acquisition project costs[1]	(1,678)	(20)
Organizational realignment[2]	(466)	(1,013)
Royal restructuring and integration[3]	(114)	(357)
Project One	(918)	(615)
Other[4]	(3,235)	29
Adjusted income taxes[10]	$(16,559)	$(12,583)

Adjusted income before income taxes and income from equity method investments	$59,139	$45,757
Adjusted effective income tax rate[10]	28.0%	27.5%

[10] Adjusted income taxes and adjusted effective income tax rate are non-GAAP financial measures. Adjusted income taxes are defined as income taxes before the specific adjustments shown above. Adjusted effective income tax rate is defined as income taxes divided by adjusted income before income taxes and income from equity method investments. The table above provides a reconciliation of adjusted income taxes and adjusted effective income tax rate to income taxes, the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.

H.B. FULLER COMPANY AND SUBSIDIARIES
REGULATION G RECONCILIATION
In thousands (unaudited)

	Three Months Ended
	February 26,	February 27,
	2022	2021

Net revenue	$856,482	$725,904

Gross profit	$212,893	$192,364
Gross profit margin	24.9%	26.5%

Adjustments:
Acquisition project costs[1]	662	-
Organizational realignment[2]	263	249
Royal restructuring and integration[3]	233	740
Project ONE	-	725
Other[4]	378	9
Adjusted gross profit[11]	$214,429	$194,087
Adjusted gross profit margin[11]	25.0%	26.7%

[11] Adjusted gross profit and adjusted gross profit margin are non-GAAP financial measures. Adjusted gross profit and adjusted gross profit margin is defined as gross profit and gross profit margin excluding the specific adjustments shown above. The table above provides a reconciliation of adjusted gross profit and gross profit margin to gross profit and gross profit margin, the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.

H.B. FULLER COMPANY AND SUBSIDIARIES
REGULATION G RECONCILIATION
In thousands (unaudited)

	Three Months Ended
	February 26,	February 27,
	2022	2021

Selling, general and administrative expenses	$(155,894)	$(144,014)

Adjustments:
Acquisition project costs[1]	5,195	73
Organizational realignment[2]	1,354	3,387
Royal restructuring and integration[3]	179	572
Project ONE	3,204	1,480
Other[4]	675	37
Adjusted selling, general and administrative expenses[12]	$(145,287)	$(138,465)

[12] Adjusted selling, general and administrative expenses is a non-GAAP financial measure. Adjusted selling, general and administrative expenses is defined as selling, general and administrative expenses excluding the specific adjustments shown above. The table above provides a reconciliation of adjusted selling, general and administrative expenses to selling, general and administrative expenses, the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.

H.B. FULLER COMPANY AND SUBSIDIARIES
REGULATION G RECONCILIATION
In thousands (unaudited)

	Hygiene, Health
Three Months Ended:	and Consumable	Engineering	Construction		Corporate	H.B. Fuller
February 26, 2022	Adhesives	Adhesives	Adhesives	Total	Unallocated	Consolidated
Net income attributable to H.B. Fuller	$35,137	$34,737	$6,683	$76,557	$(38,251)	$38,306
Adjustments:
Acquisition project costs[1]	-	-	-	-	5,857	5,857
Organizational realignment[2]	-	-	-	-	1,629	1,629
Royal Restructuring and integration[3]	-	-	-	-	398	398
Project One	-	-	-	-	3,204	3,204
Other[4]	-	-	-	-	1,166	1,166
Discrete tax items[5]	-	-	-	-	(2,901)	(2,901)
Income tax effect on adjustments[6]	-	-	-	-	(3,510)	(3,510)
Adjusted net income attributable to H.B. Fuller[7]	35,137	34,737	6,683	76,557	(32,408)	44,149
Add:
Interest expense	-	-	-	-	18,210	18,210
Interest income	-	-	-	-	(1,951)	(1,951)
Adjusted Income taxes	-	-	-	-	16,559	16,559
Depreciation and amortization expense	11,461	15,142	9,194	35,797	-	35,797
Adjusted EBITDA[7]	$46,598	$49,879	$15,877	$112,354	$410	$112,764
Revenue	$389,538	$353,977	$112,967	$856,482	-	$856,482
Adjusted EBITDA Margin[7]	12.0%	14.1%	14.1%	13.1%	NMP	13.2%

Note: Adjusted EBITDA is a non-GAAP financial measure. The table above provides a reconciliation of adjusted EBITDA for each segment to net income attributable to H.B. Fuller for each segment, the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.

NMP = Non-meaningful percentage

H.B. FULLER COMPANY AND SUBSIDIARIES
REGULATION G RECONCILIATION
In thousands (unaudited)

	Hygiene, Health
Three Months Ended:	and Consumable	Engineering	Construction		Corporate	H.B. Fuller
February 27, 2021	Adhesives	Adhesives	Adhesives	Total	Unallocated	Consolidated
Net income attributable to H.B. Fuller	$33,170	$32,916	$(2,528)	$63,558	$(33,767)	$29,791
Adjustments:
Acquisition project costs[1]	-	-	-	-	73	73
Organizational realignment[2]	-	-	-	-	3,635	3,635
Royal Restructuring and integration[3]	-	-	-	-	1,282	1,282
Project One	-	-	-	-	2,205	2,205
Other[4]	-	-	-	-	45	45
Discrete tax items[5]	-	-	-	-	42	42
Income tax effect on adjustments[6]	-	-	-	-	(2,018)	(2,018)
Adjusted net income attributable to H.B. Fuller[7]	33,170	32,916	(2,528)	63,558	(28,503)	35,055
Add:
Interest expense	-	-	-	-	20,392	20,392
Interest income	-	-	-	-	(2,659)	(2,659)
Adjusted Income taxes	-	-	-	-	12,583	12,583
Depreciation and amortization expense	11,436	15,252	8,814	35,502	-	35,502
Adjusted EBITDA[7]	$44,606	$48,168	$6,286	$99,060	$1,813	$100,873
Revenue	$335,669	$312,663	$77,572	$725,904	-	$725,904
Adjusted EBITDA Margin[7]	13.3%	15.4%	8.1%	13.6%	NMP	13.9%

Note: Adjusted EBITDA is a non-GAAP financial measure. The table above provides a reconciliation of adjusted EBITDA for each segment to net income attributable to H.B. Fuller for each segment, the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.

NMP = Non-meaningful percentage

H.B. FULLER COMPANY AND SUBSIDIARIES
SEGMENT FINANCIAL INFORMATION
NET REVENUE GROWTH (DECLINE)
(unaudited)

Three Months Ended
February 26, 2022
Price	14.7%
Volume	6.1%
Organic Growth[13]	20.8%
M&A	0.9%
Constant currency	21.7%
F/X	(3.7)%
Total H.B. Fuller Net Revenue Growth	18.0%

Revenue growth versus 2021	Three Months Ended
	February 26, 2022
	Net Revenue	F/X	Constant Currency	M&A	Organic Growth [13]
Hygiene, Health and Consumable Adhesives	16.0%	(4.7)%	20.7%	0.0%	20.7%
Engineering Adhesives	13.2%	(3.3)%	16.5%	0.0%	16.5%
Construction Adhesives	45.6%	(0.8)%	46.4%	8.1%	38.3%
Total H.B. Fuller	18.0%	(3.7)%	21.7%	0.9%	20.8%

13 We use the term “organic revenue” to refer to net revenue, excluding the effect of foreign currency changes and acquisitions and divestitures. Organic growth reflects adjustments for the impact of period-over-period changes in foreign currency exchange rates on revenues and the revenues associated with acquisitions and divestitures.

CONSOLIDATED BALANCE SHEETS
H.B. Fuller Company and Subsidiaries
(In thousands, except share and per share amounts)

	February 26,	November 27,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$63,511	$61,786
Trade receivables (net of allowances of $10,736 and $9,935, as of February 26, 2022 and November 27, 2021, respectively)	616,274	614,645
Inventories	547,868	448,404
Other current assets	120,966	96,335
Total current assets	1,348,619	1,221,170

Property, plant and equipment	1,536,539	1,500,989
Accumulated depreciation	(823,744)	(805,622)
Property, plant and equipment, net	712,795	695,367

Goodwill	1,425,936	1,298,845
Other intangibles, net	785,389	687,075
Other assets	368,700	372,073
Total assets	$4,641,439	$4,274,530

Liabilities, non-controlling interest and total equity
Current liabilities:
Notes payable	$25,866	$24,983
Trade payables	531,428	500,321
Accrued compensation	65,604	109,542
Income taxes payable	20,570	15,943
Other accrued expenses	78,468	86,061
Total current liabilities	721,936	736,850

Long-term debt	1,888,264	1,591,479
Accrued pension liabilities	71,358	71,651
Other liabilities	314,033	277,190
Total liabilities	2,995,591	2,677,170

Commitments and contingencies (Note 12)

Equity:
H.B. Fuller stockholders' equity:
Preferred stock (no shares outstanding) shares authorized – 10,045,900	-	-
Common stock, par value $1.00 per share, shares authorized – 160,000,000, shares outstanding – 53,041,801 and 52,777,753 as of February 26, 2022 and November 27, 2021, respectively	53,042	52,778
Additional paid-in capital	221,338	213,637
Retained earnings	1,629,943	1,600,601
Accumulated other comprehensive loss	(259,070)	(270,247)
Total H.B. Fuller stockholders' equity	1,645,253	1,596,769
Non-controlling interest	595	591
Total equity	1,645,848	1,597,360
Total liabilities, non-controlling interest and total equity	$4,641,439	$4,274,530

CONSOLIDATED STATEMENTS of CASH FLOWS
H.B. Fuller Company and Subsidiaries
(In thousands)

	Three Months Ended
	February 26, 2022	February 27, 2021
Cash flows from operating activities:
Net income including non-controlling interest	$38,320	$29,806
Adjustments to reconcile net income including non-controlling interest to net cash provided by operating activities:
Depreciation	18,163	17,833
Amortization	17,792	17,896
Deferred income taxes	(6,020)	(2,281)
Income from equity method investments, net of dividends received	(1,583)	(1,896)
Loss on sale or disposal of assets	(13)	(16)
Share-based compensation	5,091	6,821
Pension and other post-retirement benefit plan activity	(5,361)	(7,999)
Change in assets and liabilities, net of effects of acquisitions:
Trade receivables, net	13,283	3,318
Inventories	(87,419)	(63,598)
Other assets	(3,195)	(1,871)
Trade payables	46,464	67,373
Accrued compensation	(44,066)	(18,146)
Other accrued expenses	(6,839)	753
Income taxes payable	6,698	882
Other liabilities	(8,810)	(17,921)
Other	(178)	4,895
Net cash provided by operating activities	(17,673)	35,849

Cash flows from investing activities:
Purchased property, plant and equipment	(48,883)	(35,283)
Purchased businesses, net of cash acquired	(229,314)	(5,445)
Proceeds from sale of property, plant and equipment	22	263
Cash received from government grant	3,928	-
Cash payments related to government grant	-	(1,526)
Net cash used in investing activities	(274,247)	(41,991)

Cash flows from financing activities:
Proceeds from debt	307,500	-
Repayment of long-term debt	-	(11,000)
Payment of debt issuance costs	(400)	-
Net payments of notes payable	(7,604)	(22)
Dividends paid	(8,881)	(8,460)
Contingent consideration payment	(5,000)	-
Proceeds from stock options exercised	5,754	6,398
Repurchases of common stock	(3,577)	(2,580)
Net cash provided by (used in) financing activities	287,792	(15,664)

Effect of exchange rate changes on cash and cash equivalents	5,853	2,464
Net change in cash and cash equivalents	1,725	(19,342)
Cash and cash equivalents at beginning of period	61,786	100,534
Cash and cash equivalents at end of period	$63,511	$81,192